EXHIBIT 6.49

                                 LEASE AGREEMENT

         THIS AGREEMENT, entered into this 1st day of August, 1998, between WILLIAM CHESTER, JR., ROBERT A. McGANN, and ROBERT M. MCGANN, hereinafter called the Lessors or Landlord, parties of the first part, and McGann & Chester, Inc., a Pennsylvania Corporation, of the County of Alleghney and State of Pennsylvania hereinafter called Lessee or tenant, party of the second part:

         WITNESSETH, that the said Lessors or landlord does this day lease unto said Lessee, and said Lessee does hereby hire and take as tenant McGann & Chester, Inc., a Pennsylvania Corporation, under said Lessors the following described premises:

         ALL that piece of ground situate in the 19th Ward, City of Pittsburgh, County of Allegheny, Commonwealth of Pennsylvania; an irregular parcel containing 7.94 acres extending from MP 51.87 adjacent to Dawn Avenue on the Southeast to MP 52.23 near Crane Avenue on the Northwest, located on the north side of the mainline in Pittsburgh, Allegheny County, Pennsylvania, situate in the 19th Ward, City of Pittsburgh, State of Pennsylvania, to be used and occupied by the Lessee as a vehicle towing and transportation company and attendant uses thereto, and for no other purposes or uses whatsoever, for the term of five (5) years, subject and conditioned on the provisions of Clause Ten of this Lease beginning the 1st day of August, 1998, and ending the 31st day of July, 2003, at and for the agreed total rent of Eight Thousand One Hundred Twenty Five ($8,125.00) Dollars per month, payable as follows:

         All payments to be made to the Lessors on the first day of each and every month in advance without demand at 700 Hargrove Street, Pittsburgh, PA 15226, or at such other place and to such other person, as the Lessors may from time to time designate in writing.

         The following express stipulations and conditions are made a part of this Lease and are hereby assented to by the Lessee:

         FIRST: The Lessee shall not assign this Lease, nor sub-let the premises, without the written consent of the Lessors, which shall not be unreasonably or arbitrarily withheld from Lessee.

         SECOND: Lessee has examined and knows the condition of the premises, and has received the same in good order and repair, except as herein otherwise specified; that Lessee will keep premises in good repair, and on termination of this Lease, will yield up the premises to Lessors in good condition and repair (loss by fire and ordinary wear excepted). Lessee shall allow Lessors free access to premises for purpose of examining or exhibiting same, or to make any needful repairs or alterations of premises, to which Lessors and Lessee agree. Lessors agrees that such access shall, to the extent possible, not be made or sought in a manner that unreasonably interferes with the daily operation or function of the business of Lessee. Lessee agrees to be subordinate to the existing Lease of Lessors and Wheeling and Lake Erie Railway Company and the Lessors herein.

         THIRD: Lessee shall not be liable to Lessors for any damage occasioned by a condition pre-existing to the formation of this agreement, environmental damages resulting from its reasonable use of the premises, or damage done or occasioned by the bursting, leaking or running of any cistern, tank, water, stream, sewer or other pipe in, above, on or about building or premises, or for any damage done or occasioned by water, snow or ice being on or coming through roof, any trapdoor, water closet, waste pipe or otherwise. Lessee agrees to use the premises solely in the lawful, diligent, and businesslike operation of a vehicle towing and transportation company and attendant business thereto.

         FOURTH: Lessors affirms that the premises are heretofore in total compliance with all federal, state, and local rules, regulations and ordinances and that Lessors indemnifies and holds harmless Lessee from any infractions thereof up to and including the date of this agreement. Lessee agrees to the continued adherence to all such rules, regulations and ordinances and shall not use said premises for any unlawful purpose. Lessee shall pay all ad valorem and real estate taxes assessed upon the premises.

                           The Lessors, William Chester, Jr., Robert A. McGann,
and Robert M. McGann, shall perform all maintenance and repairs to the structure necessitated directly or indirectly by the negligence or willful act or omissions of the Lessors, its agents, employees or contractors.

                           The Lessee agrees that it will procure and maintain,
at its expense, in full force and effect with a financially responsible insurance company: (a) workers compensation insurance with employers liability insurance in the minimum limit of $100,000.00 workers compensation from an appropriate state agency; (b) public liability insurance with completed operations coverage with a minimum limit of $2,000,000.00 for bodily injury limits in any one occurrence and a minimum limit of $100,000.00 for property damages in any one occurrence; (c) fire casualty insurance policy on the subject structure/building in an amount not less than Three Hundred Fifty Thousand ($350,000.00) Dollars. Lessee shall furnish Lessors at its address with certificate of insurance evidencing the above required insurances and providing that no such policy (policies) may be cancelled or changed materially without at least thirty (30) days prior written notice to Lessors.

         FIFTH: Lessee agrees not to allow the premises to be used for any purpose other than that specified above. Lessee further agrees that no material alterations shall be made to the premises absent prior written consent of the Lessors which shall not be arbitrarily or unreasonably withheld.

         SIXTH: Lessee shall maintain the premises in a clean, orderly, sanitary and safe condition. Lessee shall not store, or permit to be stored on the premises any trash or other unsightly materials except in properly closed containers and except as that which is associated with the normal and ordinary course of the vehicle towing and transportation business. Lessee at its own expense shall be solely responsible for removal of ice and snow from the premises, and care of the grass and shrubbery.

         SEVENTH: Lessors shall repair any damage to the premises, which is not the direct or indirect result of Lessee's willful conduct, negligence or fault. So long as the premises remain fit for the operation of Lessee's business, Lessee shall continue to pay the rents stipulated herein during such period of repair.

         EIGHTH: Lessors, with its agents, representatives and employees, shall have the right to enter on the premises for the purposes of examination and inspection to ascertain Lessee's compliance with the terms of this Lease and, upon thirty (30) days' written notice to Lessee.

         NINTH: The parties to this Lease agree that the agreements herein contained shall be binding upon, apply and insure to their respective heirs, executors, administrators, successors and assigns.

         TENTH: If the Lessee shall become insolvent or if bankruptcy proceedings shall be begun by or against the Lessee, before the end of said term the Lessors is hereby irrevocably authorized at its option, to cancel this Lease, as for a default. Lessors may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity without affecting Lessors' rights as contained in this contract, but no receiver, trustee or other judicial officer shall ever have the right, title or interest in or to the above-described property by virtue of this contract.

         IN WITNESS WHEREOF, the parties have executed this instrument for the purpose herein expressed, the day and year above written.

"Lessors"                                           "Tenant"
                                                    McGann & Chester, Inc.

/s/ William Chester, Jr.                            /s/ Steven B. Teeters
----------------------------                        --------------------
William Chester, Jr., Lessor                        Vice President

/s/ Robert A. McGann
----------------------------
Robert A. McGann, Lessor

/s/ Robert M. McGann
-----------------------------
Robert M. McGann, Lessor